UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 21, 2008

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (407) 822-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on February 8, 2008, Rotech Healthcare Inc. (the “Company”) filed a transfer application with the NASDAQ Stock Market (“NASDAQ”) to transfer its common stock listing from the NASDAQ Global Market to the NASDAQ Capital Market with its less restrictive continued listing requirements. The transfer application was filed in response to a notice received from NASDAQ on November 16, 2007 which advised the Company that its common stock failed to maintain the minimum market value of publicly held shares of $15 million required for continued listing on the NASDAQ Global Market pursuant to Marketplace Rule 4450(b)(3) and the Company’s inability to regain compliance with such continued listing requirement within the time frame provided by NASDAQ. On February 21, 2008, the Company was notified by NASDAQ that the Company’s transfer application was approved and that the Company’s common stock would begin trading on the NASDAQ Capital Market at the open of business on Wednesday, February 27, 2008. The Company will continue to trade under the symbol “ROHI”. In order to maintain its NASDAQ Capital Market listing the Company must still satisfy certain minimum financial and other continued listing standards, including, among other requirements, a $1.00 minimum bid price requirement and a minimum stockholders’ equity requirement, minimum net income requirement or minimum market value of listed securities requirement. There can be no assurance that the Company will be able to meet the continued listing requirements of the NASDAQ Capital Market or that the Company’s shares of common stock will not be delisted from the NASDAQ Capital Market in the future. As previously reported, the Company is currently not in compliance with the $1.00 minimum bid price requirement under NASDAQ Marketplace Rules. The delisting of the Company’s common stock would likely have a material adverse effect on the trading price, liquidity, volume and marketability of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: February 25, 2008	By:	/s/ Steven Alsene
Steven Alsene Chief Financial Officer